UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

July 2, 2026 (July 1, 2026)

Bank7 Corp.
(Exact name of registrant as specified in its charter)

Oklahoma	001-38656	20-0763496
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1039 N.W. 63rd Street
Oklahoma City, Oklahoma 73116
(Address of principal executive offices and zip code)

(405) 810-8600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	BSVN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR § 230.405) or  12b-2 of the Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On July 1, 2026, Bank7 Corp. (the “Company”) and MCA Financial Group, LTD., and specifically Morris C. Aaron and/or Keith Bierman, solely in its/their capacity as court-appointed receiver (the “Receiver”), acting on behalf of the Receivership Estate appointed pursuant to orders of the United States District Court for the District of Arizona (the “Court”) entered in KS StateBank Corporation v. Kathleen K. Peters, et al., Case No. CV-25-02576-PHX-ROS (the “Receivership Proceeding”) entered into a Stock Purchase Agreement (the “Purchase Agreement”).  Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Company has agreed to purchase 237,136 shares of common stock of Century Financial Services Corporation (“Century”), a New Mexico corporation and registered bank holding company, and any additional shares of Century that are subject to the Receivership Proceeding, estimated at approximately 71% of the outstanding shares of common stock of Century, (collectively, the “Shares”) for a cash purchase price of $68.0 million (the “Purchase Price”).  The Shares are to be sold free and clear of all liens, claims, and encumbrances of any kind.  The Company is purchasing the Shares on an “as-is, where-is” basis.  The Company will not assume any liabilities of the Receiver or the Receivership Estate in connection with the purchase.

The board of directors of the Company unanimously approved the Purchase Agreement.

The Purchase Agreement is intended to serve as a “stalking horse” bid, subject to approval by the Court.  The sale of the Shares is subject to the receipt of higher and better offers pursuant to bidding procedures approved by the Court. The Purchase Agreement acts as the baseline bid against which other offers will be measured.  If one or more qualified bids are timely submitted by other parties in accordance with the Court approved bidding procedures, the Receiver would proceed with a Court-supervised auction to determine the successful bidder.  The Purchase Agreement requires the Company to pay a good-faith deposit of $7.25 million, which will be credited to the Purchase Price if the Company is determined to be the successful bidder.

The sale of the Shares is subject to the receipt of higher and better offers, approval of the sale by the Court by entry of a Sale Order, and the satisfaction of certain other conditions.  The Company’s obligations to close are subject to certain conditions to closing, including, but not limited to, the receipt of all required regulatory approvals, including approval from the Board of Governors of the Federal Reserve System.

The Purchase Agreement may be terminated prior to closing in certain circumstances, including: (i) by either party if the closing has not occurred by November 30, 2026, subject to certain exceptions; or (ii) by either party if an auction has been held and the Company was not selected as the successful bidder.

The Purchase Agreement provides that a break-up fee of $2.04 million will be payable to the Company by the Receiver upon termination of the Purchase Agreement under certain circumstances, including if the Company is not the successful bidder in an auction.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.  The Purchase Agreement has been filed to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company, the Receiver, Century, or Century Bank. The representations, warranties, and covenants contained in the Purchase Agreement were made solely for purposes of the Purchase Agreement, as of specific dates, may be subject to important limitations agreed upon by the parties, including limitations on the nature of the representations of the Receiver in its capacity as court-appointed receiver, and may have been made to allocate contractual risk between the parties rather than to establish matters as facts.  Accordingly, the representations, warranties, and covenants in the Purchase Agreement should not be relied upon as characterizations of the actual state of facts or circumstances.

Item 7.01	Regulation FD Disclosure.

A copy of the press release issued by the Company on July 2, 2026, announcing the Purchase Agreement and related matters is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No. Description

2.1	Stock Purchase Agreement by and between Bank7 Corp. and MCA Financial Group, LTD., dated July 1, 2026

99.1	Press Release, dated July 2, 2026, titled “Bank7 Corp. Announces Agreement to Acquire Controlling Interest in Century Financial Services Corporation”

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK7 CORP.

Dated: July 2, 2026	By:	/s/ Kelly J. Harris
Kelly J. Harris
Chief Financial Officer